                                                                    EXHIBIT 12

                               VENATOR GROUP, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
                                 ($ in millions)


                                             Thirteen weeks ended                      Fiscal Years Ended
                                             --------------------   ------------------------------------------------------
                                              April 29,   May 1,    Jan. 29,    Jan. 30,   Jan. 31,    Jan. 25,   Jan. 27,
                                               2000       1999*       2000        1999      1998        1997       1996
                                               ----       -----       ----        ----      ----        ----       ----
NET EARNINGS
Income (loss) from continuing
  operations, after-tax ...............       $ 15        (11)         17          3         213        209         29

Income tax expense (benefit) ..........          9         (7)         11        (42)        120        139         34

Interest expense, excluding capitalized
  interest ............................         11         15          65         57          41         53         91

Portion of rents deemed representative
 of the interest factor (1/3) .........         48         45         190        180         163        162        157
                                              ----       ----        ----       ----        ----       ----       ----
                                              $ 83         42         283        198         537        563        311
                                              ====       ====        ====       ====        ====       ====       ====


FIXED CHARGES
Gross interest expense ................       $ 11         16          67         64          41         53         91

Portion of rents deemed representative
 of the interest factor (1/3) .........         48         45         190        180         163        162        157
                                              ----       ----        ----       ----        ----       ----       ----
                                              $ 59         61         257        244         204        215        248
                                              ====       ====        ====       ====        ====       ====       ====

RATIO OF EARNINGS TO FIXED
 CHARGES ..............................        1.4        0.7         1.1        0.8         2.6        2.6        1.3
                                              ----       ----        ----       ----        ----       ----       ----


Earnings were not adequate to cover fixed charges by $19 million for the thirteen weeks ended May 1, 1999 and by $46 million for the fiscal year ended January 30, 1999.

* 1999 quarterly information has been restated to reflect the change in method for calculating the market-related value of pension plan assets.